Exhibit 10.4

CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER A CONFIDENTIAL TREATMENT REQUEST, PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED, AND RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].

EXECUTION COPY

DAP SALES CONTRACT

between

MISSISSIPPI PHOSPHATES CORPORATION

and

TRANSAMMONIA, INC.

Dated: December 5, 2006

DAP SALES CONTRACT

CONTRACT (this “Contract”) made this 5th day of December, 2006 between Mississippi Phosphates Corporation, a Mississippi Corporation with offices at 100 Webster Circle, Suite 4, Madison, MS 39110 (“Seller or “MPC”) and Transammonia, Inc., a Delaware corporation, with offices at 4211 W. Boy Scout Boulevard, Suite 600, Tampa, Florida 33607-5757 (“TA”).

W  I  T  N  E  S  S  E  T  H:

WHEREAS, Seller produces approximately 800,000 short tons per year of diammonium phosphate (“DAP”) at its plant in Pascagoula, Mississippi (the “Plant”): and

WHEREAS, TA (or any of its affiliates designated in accordance with Clause 18) (hereinafter individually or collectively “TA”) is prepared to purchase DAP produced at the Plant;

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties agree as follows:

1. Definitions. (i) In this Contract:

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are open for business in New York;

“Contract Month” shall mean a calendar month;

“Contract Quantity” shall have the meaning set out in Clause 3;

“Contract Quarter” shall mean each three-month period commencing on (and including) each January 1, April 1, July 1 and October 1 during the term of this Contract;

“Contract Year” shall mean each twelve-month period commencing on (and including) each January 1 during the term of this Contract;

“Delivery Point” shall mean the rail of each of TA’s vessels and barges at the Terminal;

“Direct Costs” shall have the meaning set out in Clause 7(d);

“Domestic Base Price” shall have the meaning set out in Clause 5(b); “Domestic Contract Quantity” shall have the meaning set out in Clause 3;

“Domestic Published Price” shall have the meaning set out in Clause 5(b);

“Domestic Purchase Price” shall have the meaning set out in Clause 7(a);

“Export Base Price” shall have the meaning set out in Clause 5(a);

“Export Contract Quantity” shall have the meaning set out in Clause 3;

“Export Published Price” shall have the meaning set out in Clause 5(a);

“Export Purchase Price” shall have the meaning set out in Clause 7(a);

“force majeure” shall have the meaning set out in Clause 13;

“Net Domestic Margin” shall have the meaning set out in Clause 7(a);

“Net Export Margin” shall have the meaning set out in Clause 7(a);

“Netback Price” shall have the meaning set out in Clause 7(b);

“Nomination Procedure” shall have the meaning set out in Exhibit B (Nomination Procedure);

“Product” shall mean DAP produced at the Plant;

“short ton” or “Ton” shall mean a short ton of two thousand (2,000) pounds;

“Surveyor” shall have the meaning set out in Clause 12(a);

“TA Deficiency Account” “shall have the meaning set out in Clause 7(c);

“Terminal” shall mean the Terminal located in Pascagoula, Mississippi which is owned by the Seller.

2. Specifications. The Product shall conform to the specifications attached hereto as Exhibit A.

3. Quantity. Seller shall sell and deliver, on an FOB basis at the Delivery Point, and TA shall purchase and lift at the Delivery Point [***] Tons, plus or minus [***]%, of Product (the “Contract Quantity”) produced by the Plant, spread fairly evenly throughout the Contract Year, comprised of the following quantities:

(a) [***] to [***] Tons (i.e., equivalent to [***] to [***] metric tons) per Contract Year for export from the United States (the “Export Contract Quantity”) (precise quantities to be determined in accordance with Clause 5 below); and

(b) [***] to [***] Tons of Product produced by the Plant per Contract Year which is available for United States domestic sales (the “Domestic Contract Quantity”) (precise quantities to be determined in accordance with Clause 5 below);

at the prices and subject to the terms and conditions set forth in this Contract. Monoammonium phosphate (“MAP”) may be substituted for DAP under this Contract if Seller and TA agree in writing.

4. Term. (a) This Contract shall enter into effect upon signing and shall have an initial one-year term from January 1, 2007 through December 31, 2007. Thereafter, the Contract shall be automatically renewed for successive periods of one (1) full calendar year each, unless either party notifies the other party in writing, at least six (6) months prior to the expiration of the then-current Contract term, of its intention not to renew.

(b) The occurrence of an event of force majeure as defined in Clause 13 will extend the effective term of this Contract for a period corresponding to the duration of such event of force majeure.

5. Deliveries. (a) Export Sales. (i) Seller and TA shall meet between 90 and 60 days before the start of each Contract Year in order to agree in writing on an approximate delivery program for that Contract Year. Seller and TA shall endeavor to meet at least once each month to confer regarding worldwide market conditions for DAP and potential export markets for the Contract Quantity for the purpose of identifying international sales to be made during the following 90 days. With respect to each identified future sale, Seller and TA shall negotiate in good faith and attempt to agree on a FOB price per metric ton, TA’s vessel, Pascagoula, MS (the “Export Base Price”). If TA and Seller are unable to agree on an Export Base Price in accordance with this Clause 5(a)(i), the Export Base Price shall be the Export Published Price [***] per metric ton.

(ii) If Seller determines, in its discretion, that it needs to make additional sale(s) into international markets which TA does not agree to make under Clause 5(a), then Seller may provide TA with written notice of the quantity of Product to be delivered and a twenty (20) day laycan during which such quantity is to be lifted by TA, with such laycan commencing no earlier than 30 days after receipt by TA of such delivery notice (a “Special Nomination”). In the event Seller provides TA with a Special Nomination, Seller shall sell and deliver, and TA shall purchase and lift, such quantity within the laycan specified in Seller’s notice; provided, however. that in no event shall TA be required to purchase more than a total of [***] metric tons of Product (with respect to both export and domestic sales) in any Contract Month during the term of this Contract. With respect to any sale of DAP made pursuant to a Special Nomination, the Export Base Price shall be the Export Published Price [***] per metric ton.

(iii) Definition of Export Published Price. As used in this Contract, the “Export Published Price” shall be [***] price reported for the publication date in the [***] issues of each of the following two (2) periodicals published in the [***] weeks prior to the date of the bill of lading of the carrying vessel:

(1)	[***]; and

(2)	[***].

(b) Domestic Sales. (i) The loading of the Domestic Contract Quantity during each Contract Year shall be at dates to be agreed upon in writing by the parties, provided that the proposed load dates include a minimum of [***] barges per Contract Month for all months during the Contract Year. Seller shall coordinate a load schedule for upcoming barge loadings, and TA shall give no less than two (2) weeks’ advance notice of a load date, Prior to loading Product on each barge, Seller and TA shall negotiate in good faith and attempt to agree on the minimum FOB price per short ton, TA’s barge, Pascagoula, MS (the “Domestic Base Price”).

(ii) If with respect to any barge, TA and Seller cannot agree on a Domestic Base Price in accordance with Clause 5(b)(i), the Domestic Base Price shall be the Domestic Published Price [***] per short ton.

(iii) Definition of Domestic Published Price. As used in this Contract the “Domestic Published Price” shall be [***] prices reported for the publication date of each of the following two (2) periodicals published [***]:

(1)	[***]; and

(2)	[***].

(c) The delivery program shall be designed to ensure that deliveries are scheduled in accordance with the following criteria:

(i) liftings by TA shall be made at intervals and in quantities which are substantially in line with an agreed lifting schedule over each Contract Year; and

(ii) use of vessels in a manner that promotes cost efficiencies (e.g. appropriate type and size of vessel) and coordination of the schedules of the vessels.

The parties shall cooperate and consult in good faith with respect to the regular sharing of production, storage and shipping information in order to implement the above objectives,

(d) If any of the publications listed in Clauses 5(a)(iii) and 5(b)(iii) ceases to publish the corresponding market prices of DAP under the above headings, or if the headings or format of the price information contained therein changes, then the parties shall agree in writing on replacement headings or on a replacement publication. If the parties have not reached an agreement within 30 days after the date any of the above publications ceases to publish the corresponding market prices of DAP, then the parties shall refer the matter to an independent expert for designation of an alternative publication. If the parties cannot agree on such an expert within ten (10) days, either party may request Fertecon Limited to select a person who is familiar with the fertilizer industry to serve as the expert. The published price appearing in the publication so designated shall be used, effective immediately after the date of its designation. Pending the designation of a replacement publication, the Export Published Price or Domestic Published Price, as the case may be, shall be calculated on the basis of [***].

6. Vessel and Barge Loading Conditions.

(a) Vessels.

(i) Seller warrants to TA that the loading facilities at the Terminal will be able to accommodate vessels of the following description:

LOA: 240 meters maximum

Beam: 33 meters maximum

Draft: 11.60 meters salt water

Air Draft: 12.9 meters waterline to top hatch covers

Seller shall provide for each vessel a port and a berth of sufficient depth to permit a vessel not exceeding the dimensions specified above to proceed thereto, to lie at and to depart therefrom always safely afloat. Any shifting of the vessel due to Terminal requirements shall be at Seller’s risk and expense, and time consumed on account of such shifting shall count as used laytime or time on demurrage, in accordance with Clause 6(a)(iv), except that any shifting of the vessel due to vessel side obstruction (such as log stanchions) shall not count as used laytime or time on demurrage. Any shifting of the vessel due to requirements or requests of the vessel shall be at TA’s risk and expense, and time consumed on account of such shifting shall not count as used laytime or time on demurrage, in accordance with Clause 6(a)(iv).

(ii) Laytime at the loading port will be calculated as the bill of lading quantity divided by the loading rate which, unless otherwise agreed by TA and Seller, shall be (i) 6,000 metric tons per weather working day, Sundays and holidays included, for vessels with up to 30,000 metric tons of cargo capacity and (ii) 8,000 metric tons per weather working day, Sundays and holidays included, for vessels with more than 30,000 metric tons of cargo capacity. Unless a vessel is already on demurrage, laytime shall not count when weather conditions do not allow loading operations to be carried out.

(iii) TA will advise Seller of the demurrage rate with each vessel nomination. For vessels chartered under a voyage charter, the demurrage rate will be the same as the demurrage rate agreed by TA with the owner of the performing vessel. If TA employs a time chartered vessel, the demurrage rate shall be the actual per diem pro rata cost of such vessel to TA (the “Per Diem Vessel Cost”) which shall consist of: [***].

(iv) Unless otherwise agreed by both parties in writing in advance, the provisions of the governing charter party shall apply, as modified by the terms of this Contract. If any term of the governing charter party conflicts with a term of this Contract, then this Contract shall govern.

(v) Seller shall pay TA claims for demurrage at the load port and deadfreight within 30 days of their submission. Any such claims shall be submitted by TA to Seller within 90 days from the bill of lading date and supported by all relevant information and documentary evidence then available to TA, including the statement of facts. Seller shall not be liable to pay vessel demurrage which is caused by the fault of TA or the vessel.

(vi) TA shall pay Seller any despatch it receives from vessel owners for loading at the Terminal in less than the time allowed, within 30 days of its receipt.

(vii) Seller shall be responsible for spout trimming only. Any other required trimming shall be the responsibility of the vessel.

(viii) Vessel nomination and notices shall be given in accordance with Exhibit C (Nomination Procedure).

(b) Barges. The following terms shall apply to Product sold on barges:

(i) Laytime shall commence the first 7:00 a.m. following placement of the barge for loading and shall end the first 7:00 a.m. following completion of loading and release of the barge to TA’s carrier.

(ii) Three (3) days of free time shall be allowed for loading. Sundays and holiday are excluded during free time only.

(iii) For loading time used in excess of free time, demurrage shall accrue and be payable by Seller, within 30 days of TA’s submission of a claim, at TA’s actual cost of such demurrage. Seller shall not be liable to pay barge demurrage which is caused by the fault of TA or the vessel.

(iv) TA shall include only one (1) constructive placement of a barge at Seller’s dock at the Terminal. Any additional shifting of barges to accommodate loading shall be for Seller’s account.

(c) Seller and TA recognize that the Terminal is a heavily utilized facility and that the minimization of demurrage will require close coordination between them. Seller and TA will cooperate with each other in scheduling and providing notice of Product deliveries to and from the Terminal toward the goal of minimizing demurrage costs and avoiding disruption of other operations at the Plant.

7. Price. (a)(i) Export Purchase Price. The price to be paid (“Export Purchase Price”) by TA to Seller for any shipment of Product purchased and sold for export under this Contract shall be the Export Base Price [***]. The “Net Export Margin” for any export sale shall be an amount equal to [***].

(ii) Domestic Purchase Price. The price to be paid (“Domestic Purchase Price”) by TA to Seller for all Product purchased and sold domestically under this Contract shall be the Domestic Base Price [***]. The “Net Domestic Margin for any domestic United States sale shall be [***].

(b) Definition of Netback Price. As used in this Contract, “Netback Price” shall mean for each cargo [***].

(c) Definition of TA Deficiency Account. As used in this Contract, “TA Deficiency Account” shall mean [***].

(d) Definition of Direct Costs. (i) As used in this Contract, “Direct Costs” shall mean actual direct costs ([***]) which are incurred solely as the result of the sale by TA of Product in accordance with this Contract. Direct Costs shall exclude [***].

(ii) Direct Costs shall include the costs set forth in Exhibit C.

(e) Exclusions from Direct Costs. The following shall not be considered a Direct Cost, but shall be a cost payable directly by Seller:

(i) Any cost which would otherwise be defined as a Direct Cost under Clause 7(d) ([***]) to the extent resulting from the breach or default by Seller under any relevant agreement (which breach or default is not caused by the breach or default of TA), or from Seller’s gross negligence, bad faith or willful misconduct;

(ii) Claims by TA’s customers, including the cost of defending and settling such claims, for Product quality, quantity and late delivery to the extent resulting from the breach or default by Seller under any relevant agreement (which breach or default is not caused by the breach or default of TA), or from Seller’s gross negligence, bad faith or willful misconduct;

(iii) Vessel and barge demurrage at load port as set forth in Clauses 6(a)(v) and 6(b)(iii), respectively;

(iv) Vessel deadfreight as set forth in Clause 6(a)(v);

(v) Any tax, assessment, duty, inspection, fee or other charge Seller is responsible for under Clause 11.

(f) Determination of Direct Costs. If TA and Seller are unable to agree on whether an item should be considered a Direct Cost, then within 30 days after written request of either party an independent accounting firm agreed to by the parties at the time shall make a final decision on the matter; provided, however that if TA and Seller are unable to agree on whether an item should be excluded from Direct Costs under (x) Clause 7(d)(i) because the cost results from TA’s breach or default under any relevant agreement or TA’s gross negligence, bad faith or willful misconduct or (y) Clause 7(e)(i) or 7(e)(ii) because the cost results from Seller’s breach or default under any relevant agreement or Seller’s gross negligence, bad faith or willful misconduct, then either party may refer such dispute to an independent expert mutually agreeable to the parties. If the parties do not agree on independent expert within such 30 days, then either party may request Fertecon Limited to select an accountant or arbiter. Such accountant or arbiter may not be engaged in any work for either party. TA shall make available to Seller appropriate documentation of all components of the Netback Price for each sale.

(g) Right to Examine Books. Seller shall, at any time during the term of this Contract, be entitled to examine TA’s books, records and other documentation at TA’s offices during business hours, with reasonable advance notice, and to take copies thereof, in order to verify compliance with the terms of this Contract.

8. Payment. (a) TA will pay for the Product in US Dollars by telegraphic transfer in immediately available funds to an account designated by Seller as follows:

(i)	TA will pay Seller the Export Base Price on the bill of lading date for any export sale and the Domestic Base Price on the date TA receives a third-party survey of a loaded barge for any domestic sale; and

(ii)	Within thirty (30) days of the payment due date in Clause 8(i), TA shall calculate and pay Seller Seller’s share of the Net Export Margin Share and Net Domestic Margin, as the case may be, realized on such sale.

If any figures necessary for the computation of the Export Purchase Price or Domestic Purchase Price are not available on the payment date, TA shall compute provisionally the amount of the payment on the basis of TA’s projection of the Netback Price for the sale. If the actual Purchase Price for a sale differs from the amount paid by TA, then TA shall so notify Seller, and appropriate adjustments shall be made within ten (10) days of the last day of each Contract Quarter. At the expiration or termination of this Contract, the parties will make a final adjustment after all of the Product has been disposed of and all applicable costs are known, In each such case, TA shall issue a credit note or an invoice, and the party owing the other shall pay the amount thereof within ten (10) business days by wire transfer. TA shall make the calculations and, if requested by Seller, provide Seller with supporting documentation.

(b) Payment will be made in United States dollars on the basis of bill of lading quantity (for vessels) and third-party survey (for barges), against presentation by Seller of the following documents (if applicable):

(i)	certificates of weight and analysis issued by the Surveyor (as defined in Clause 12(a));

(ii)	a clean mate’s receipt or bill of lading, signed by the vessel’s master, stating the quantity of the Product loaded on board the vessel at the Terminal; and

(iii)	signed invoice.

(c) If TA requests that Seller provide additional documents required for TA to collect payment from its customers, Seller shall provide any such documents as are in Seller’s possession or reasonably obtainable by it or that Seller is able to produce.

(d) [***].

(e) Late payments by either party to the other shall bear interest at the rate of [***] percent ([***]%) per Contract Month, or a prorated portion thereof, from the due date to but excluding such date until payment is made in full.

9. Exclusivity; Marketing and Shipping Policies. (a) TA shall have the exclusive right to purchase all Product produced at the Plant that is to be exported to markets outside of the United States and Canada, and Seller shall not sell any Product to any party other than TA for delivery to those markets. [***] TA agrees that it will (i) only sell DAP purchased from Seller to its customers in [***]; and (ii) not sell DAP produced in the United States (i.e., US origin DAP) by any party other than MPC to any market without the receipt of Seller’s prior written consent, which consent shall not be unreasonably withheld. Seller shall be deemed to be unreasonable in withholding consent if it is unable pursuant to the terms and conditions of this Contract to supply to TA a sufficient quantity of the Product required to satisfy a proposed sale within the time frame of such sale. TA shall be permitted to market and sell DAP not produced by Seller or any other producer in the United States (i.e., non-US origin DAP) to all markets other than [***] without the consent of the Seller; provided, that (x) all of the Product produced by Seller for sale under this Contract has been marketed and that such marketing and sales do not interfere with the Parties’ marketing of the Contract Quantity; and (y) TA provides Seller with a right of first refusal to supply any vessel shipment of DAP in the amount of [***] or more Tons not produced by Seller. Prior to agreeing to a sale of DAP not produced by Seller in the amount of [***] or more Tons, TA shall notify Seller in writing of the material terms of such proposed sale. Seller shall notify TA in writing within one (1) Business Day on whether it agrees to supply Product to TA for such proposed sale on the same terms and conditions, If Seller accepts such proposed terms, TA will purchase the Product from Seller in connection with the proposed sale. TA shall keep Seller informed of its marketing and sales of DAP not produced by Seller.

With respect to Seller’s and TA’s own direct sales of DAP into [***] as permitted under this Agreement, each party agrees to keep each other informed of its marketing efforts in [***] on a quarterly basis and prior to concluding any sales.

(b) In the monthly meetings pursuant to Clause 5 above, the parties shall (i) discuss marketing strategy and shipping policy for the forthcoming Contract Quarter, including tonnage, estimated sale prices and cost of sales to various destinations, shipping availability and time charter freight rates; and (ii) shall exchange information on current market conditions for DAP, current worldwide freight conditions as they pertain to export sales from the Plant, projections of costs affecting the FOB price for that Contract Quarter, TA’s forecast of market trends for the Contact Quarter, the scheduling of vessels, current freight rates in the market, actual costs incurred during prior periods and recommendations for specific sales efforts. In the event that the parties are unable to agree on the marketing strategy or the shipping policy, as the case may be, for any particular Contract Quarter, the existing marketing strategy or the shipping policy, as the case may be, shall continue to be applied pending such agreement. TA agrees to use its best efforts to market and sell the Product in markets where Product color is not a requirement.

(c) TA shall market the Product using the agreed marketing strategy as a guideline for its marketing and sales activity, and shall use its best efforts to achieve the highest possible overall Netback Price for the Product, taking into account the requirement to sell and lift the entire Contract Quantity from the Plant, the opportunities and constraints created by the Plant’s production, storage and loading capacity, consumption patterns in target markets and other relevant factors.

(d) In addition to the monthly meetings, the parties shall consult with each other to the extent necessary regarding any issues that may arise related to the marketing of the Product or the shipping policy.

(e) As part of marketing meetings and consultations and with the objective to maximize the Netback Price, the parties will also discuss potential opportunities for physical swapping arrangements. The implementation of any such arrangements will require the mutual consent of both parties.

10. Delivery Point Title and Risk of Loss. (b)(a) The Product sold hereunder shall be delivered by Seller to TA FOB (INCOTERMS 2000, or latest edition) at the Delivery Point.

(b) Delivery shall be deemed completed, and title and risk of loss shall pass, at the Terminal as the Product passes the Delivery Point.

(c) Passage of title and risk as described above is not conditional on the delivery of a bill of lading or other title document.

11. Taxes, Fees and Licenses. Any and all tax, assessment, duty, inspection fee or other charge now or hereafter imposed by any governmental agency of the United States in respect to the sale, delivery or manufacture of the Product shall be paid by Seller, excluding such taxes (including income taxes and franchise taxes) as are imposed on or measured by the net income of TA in the United States, if any.

12. Inspection and Claims. (a) Unless otherwise required by this Contract, Product quantity and quality shall be determined at the Plant and at the Terminal by an independent, internationally recognized surveyor agreed to from time to time by TA and Seller, which currently for export sales is Sabine Surveyors, Ltd. for determination of quantity and Coastal Gulf & International, Inc. (“Coastal Gulf) for determination of quality and for sales within the United States is Coastal Gulf for determination of both quantity and quality (as the case may be, the “Surveyor”). The Surveyor shall determine quantity on the basis of the vessel’s loading figures as established by draft survey. If any weight shortages occur or if any Product quality claims arise, TA shall immediately notify Seller. Seller may send its representative to the discharge port to evaluate the claims.

(b) The Surveyor’s determinations as to quantity and certifications as to quality shall be (i) in the form of a written certificate, (ii) conclusive and binding upon the parties for purposes of preparing the bill of lading for the relevant shipment absent manifest error and (iii) in accordance with the sampling and testing procedures to be set forth in Exhibit D.

(c) Notice of any claim by TA against Seller, either as to shortage in quantity or to defects in quality, shall be submitted to Seller, in writing, with full supporting documentation, as soon as possible and in no event later than 60 days from the bill of lading date and the failure to give notice within 60 days shall constitute a waiver of any such claim.

13. Force Majeure and Hardship. (a) No failure or omission to carry out or to observe any of the terms, provisions or conditions of this Contract shall give rise to any claim by one party hereto against the other, or be deemed to be a breach of this Contract if the same shall be caused by, or arise out of, war, hostilities, sabotage, blockade, revolution, or disorder; expropriation or nationalization; breakdown or damage to equipment at the Plant; failure to receive raw materials, utilities or other supplies required to operate the Plant; prevention of loading by terminal or port authorities; embargoes or export restrictions, acts of God, fire, frost, earthquake, storm, lightning, tide, tidal wave or perils of the sea; accidents of navigation or breakdown of or injury to vessels or barges; accidents to or closing of harbors, docks, straits, canals or other assistances to or adjuncts of shipping or navigation; strikes, lockouts or other labor disturbances, explosion, accidents by fire or otherwise; breakdown of equipment at the discharge port; or any other events, matter, or thing wherever occurring, of the same class or kind as those above set forth, which shall not be reasonably within the control of the party affected thereby and which by due diligence such party is unable to prevent or overcome (herein called “force majeure”).

(b) The party claiming force majeure shall notify the other party within 2 (two) Business Days after the claiming party has notice thereof, and both parties will then jointly use their best efforts to minimize any possible resulting waiting time and/or damages and/or costs.

(c) Performance under this Contract shall be suspended during the period of any such force majeure to the extent made necessary thereby. Any force majeure shall, so far as reasonably possible, be remedied with all reasonable dispatch, provided that the settlement of strikes, lockouts, industrial disputes, or disturbances shall be entirely within the discretion of the affected party.

(d) After the end of a force majeure which has affected shipments from the Plant, Seller and TA shall consult to determine if such shipments can still be delivered to TA’s customers on the same contractual terms as in effect prior to the force majeure. The parties will arrive at a strategy to minimize any disruption caused by force majeure.

(e) Events caused by the negligence or willful misconduct of a party or its affiliate shall not constitute a force majeure. Loss by TA of a specific customer for the sale of Product after a vessel has been chartered or nominated to deliver the Product to such customer, if such customer has suffered an event of force majeure, shall entitle TA to declare force majeure with respect to the shipment of Product to be delivered by such vessel to such customer.

(f) Notwithstanding anything to the contrary in this Clause 13, no party shall be relieved of any of its obligations to make payments in immediately available US Dollars in the place or places provided for herein (including but not limited to the obligations to pay for delivered Product and to pay interest), or give any notice, nomination, or confirmation required hereunder to any other party.

(g) Notwithstanding the foregoing provisions of this Clause 13, Seller shall not be relieved of any obligation to pay demurrage, deadfreight or damages for detention or deviation or rescheduling costs that may be incurred on vessels fixed before the notice of force majeure, unless excused under the provisions of the Charter Party.

(h) If the operation of Seller’s Plant becomes uneconomic in Seller’s reasonable judgment, Seller shall have the right, upon sixty (60) days prior written notice to TA claiming an economic hardship, to reduce or suspend deliveries hereunder until it determines that conditions have improved to eliminate the hardship; provided, however, Seller may not claim economic hardship under this Clause 13(h) with respect to any quantities of Product it had previously committed to provide to TA to complete a specific sale identified under the delivery program. Seller shall provide TA at least thirty (30) days prior written notice of its decision to resume deliveries under this Contract, or such shorter notice as may be agreed by the parties.

14. Warranty. Seller warrants that the Product will conform to the specifications set forth in Exhibit A hereto, and that Seller has good title to the Product at the time it transfers such Product to TA and that such transfer shall vest good title to such Product in TA. SELLER MAKES NO OTHER WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WHETHER OF MERCHANTABILITY OR FITNESS FOR ANY PURPOSE, OR AGAINST INFRINGEMENT OR OTHERWISE. ALL OTHER WARRANTIES OR CONDITIONS AS TO QUALITY OR DESCRIPTION OR SUITABILITY (WHETHER STATUTORY OR OTHERWISE) ARE HEREBY EXCLUDED. TA assumes all risk and liability for the use of Product, whether used singly or in combination with other substances, and for loss, damage, or injury to persons or property of TA or others arising out of the use or possession of the Product.

15. Claims; Limitation of Liability.

(a) Notice by TA of claims as to Product delivered shall be made before the Product is used, but must be received by Seller not later than sixty (60) days after the delivery of the Product to TA. Notice by TA of claims for non-delivery of Product must be received by Seller not later than fifteen (15) days after the completion of discharge of any Product that has been delivered or, if no Product has been delivered, not later than fifteen (15) days after the date fixed for delivery. In either case, if Seller has not received such notice within such time, TA shall be deemed to have waived all claims in respect thereto, and such claims shall be forever barred.

(b) Neither party shall in any event be liable to the other party for incidental, indirect, consequential or punitive damages.

16. Termination and Non-Payment. (a) Notwithstanding anything to the contrary expressed or implied elsewhere herein, Seller or TA, as the case may be, (without prejudice to any other rights or remedies available hereunder or at law or in equity) may terminate this Contract forthwith on giving to the other party notice to that effect if the other party has gone into bankruptcy, voluntary liquidation (other than voluntary liquidation for the purpose of amalgamation or re-organization) or fails to pay its debts generally as they become due.

(b) Either party (a “Non-Defaulting Party”) (without prejudice to any other rights or remedies available to it hereunder or at law or in equity) may terminate this Contract forthwith on giving notice to that effect to the other party (the “Defaulting Party”) if the Defaulting Party shall (i) fail to make any payment within ten (10) days of notice of default with respect to a payment due pursuant to this Contract to the Non-Defaulting Party or (ii) be in any other material breach of this Contract, and such breach continues to exist for 90 days after the Non-Defaulting Party gives notice to the Defaulting Party of such breach. Any such termination shall be without prejudice to any other rights and remedies of the Non-Defaulting Party arising hereunder or by law or otherwise, including, without limitation, the right of the Non-Defaulting Party to receive payment of all obligations and claims which arose or accrued prior to such termination.

17. Governing Law; Jurisdiction. This Contract shall be governed and construed in accordance with the laws of the state of New York without regard to any conflict of law rules or principles.

18. Assignment. (a) This Contract shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns. This Contract may not be assigned by one party without the prior written consent of the other, except a party may assign this Contract, in whole or in part, to any person or persons owned or controlled by, or under common control with, such party, or to a corporation in which the party shall merge or with which it shall consolidate, or which purchases substantially all of its assets (or in case of the Seller, to a purchaser of substantially all of the assets of the Plant or a significant portion of the assets of the Terminal), without the consent of the other party; provided, however, that assigning party shall remain jointly and severally liable with any assignee in the event of such assignment by it and shall notify the other party of such assignment. Notwithstanding the foregoing, if a permitted assignee under this Clause 18 has creditworthiness which is equal to or better than its assignor, in the reasonable opinion of the non-assigning party, the non-assigning party will provide a release to the other party of any continuing obligations under this Contract.

(b) TA shall have the right to designate an affiliated parent or subsidiary company to make a lifting of product under this Contract; provided, that TA shall remain in all respects responsible to Seller for the full and timely performance and payment when due of TA’s obligations under this Contract.

19. Representations and Warranties. (a) Seller represents and warrants to TA that:

(i) It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with the power and authority necessary to own its assets, carry on its business and enter into and perform its obligations hereunder. The making and performance of this Contract do not and under present law will not require any consent or approval of any third party or any other person, do not and under present law will not violate any law, rule, regulation order, writ, judgment, injunction, decree, determination or award, do not violate any provision of its organizational documents, and do not and will not result in any breach of any material agreement, lease or instrument to which it is a party, by which it is bound or to which any of its assets are or may be subject.

(ii) This Contract, when executed and delivered, will be the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms.

(iii) Seller is in compliance in all material respects with all laws and regulation applicable to its organization, existence and business and has obtained all other consents and authorizations necessary for the due execution, delivery, and performance by Seller of this Contract.

(b) TA represents and warrants to Seller that:

(iv) It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with the power and authority necessary to own its assets, carry on its business and enter into and perform its obligations hereunder. The making and performance of this Contract do not and under present law will not require any consent or approval of any third party or any other person, do not and under present law will not violate any law, rule, regulation order, writ, judgment, injunction, decree, determination or award, do not violate any provision of its organizational documents, and do not and will not result in any breach of any material agreement, lease or instrument to which it is a party, by which it is bound or to which any of its assets are or may be subject.

(v) This Contract, when executed and delivered, will be the legal, valid and binding obligation of TA, enforceable against it in accordance with its terms.

(vi) TA is in compliance in all material respects with all laws and regulations applicable to its organization, existence and business and has obtained all other consents and authorizations necessary for the due execution, delivery, and performance by TA of this Contract.

20. Amendment. Neither this Contract nor any terms hereof may be changed, amended, modified, waived, discharge or terminated except as by an instrument in writing, signed by both parties hereto.

21. Waiver. No omission of either party to require performance by the other party of any of the terms of this Contract nor any forbearance or indulgence granted or shown by either party to the other shall in any manner affect or prejudice the right of either party at any time to require strict and full performance by the other of any or all of the provisions or obligations of this Contract on the other’s part to be performed subsequent to any omission, forbearance or indulgence and the waiver by either party of any term, provision or condition of this Contract whether by conduct or otherwise shall not be deemed to be further or continuing waiver of such term, provision or condition or any other term, provision or condition.

22. Entire Contract. This Contract sets forth the entire agreement and under standing of the parties in respect of the transactions contemplated hereby and supersedes any and all prior agreements, arrangements, and understandings relating to the subject matter hereof. No promise, inducement or statement of intention has been made by either party hereto which is not set forth or superseded in this Contract, and the parties hereto shall not be bound or liable for any alleged promise, inducement, or statement of intention not so set forth.

23. Headings. The titles and headings contained in this Contract are for convenience of reference only and shall not be taken into account in the interpretation of this Contract or of any Clause hereof.

24. Confidentiality. The parties agree to treat as confidential the terms and conditions of this Contract and all information which the disclosing party identifies as confidential and shall not disclose the same to third parties without the prior written authorization of the other party and, if required by the disclosing party, subject to a written undertaking of confidentiality by such third party. The confidentiality obligations stated herein shall not apply to:

(a) information which at the time of disclosure is in the public domain;

(b) information which the recipient party can show was in its possession prior to execution of this Contract;

(c) information which the recipient party is bound to disclose by applicable law; and

(d) disclosures to either party’s auditors, bankers, prospective lenders or guarantors of any loans to such party and their advisors, tax or legal advisors who are required to have access to this Contract and the said information in the provision of their professional advice, provided that such auditors, bankers, prospective lenders and their advisors, tax or legal advisors are themselves bound by similar obligations of confidentiality.

25. Further Assurances. The parties agree to execute such additional agreements and documents, and to take such other actions, as may be necessary to carry out the intent and purpose of this Contract.

26. Counterparts. This Contract may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same Contract. Each party may execute this Contract by signing any such counterpart.

27. Signatories Duly Authorized. Each of the signatories to this Contract represents that he is duly authorized to execute this Contract on behalf of the party for which it is signing, and that such signature is sufficient to bind the party purportedly represented.

28. Notices. Notices required or permitted hereunder shall be in writing and shall be sent by telex or fax (followed up by registered letter) to the address set forth below or to such other address as either party shall notify to the other:

If to TA:	Transammonia, Inc,
4211 West Boy Scout Boulevard
Tampa, Florida 33607-5757
Attention: President, Fertilizer Division
Fax: 1-813-261-0601

If to SELLER:	Mississippi Phosphates Corporation
100 Webster Circle
Suite 4
Madison, Mississippi, 39110
Attention: Chief Executive Officer
Fax: 601-898-9915

Any such notice sent by fax will be deemed to be given at the time specified in the fax transmission report of full transmission, free of errors, to the recipient’s fax number.

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute and deliver this Contract as of the day and year stated above.

MISSISSIPPI PHOSPHATE CORPORATION

By:	/s/ Robert E. Jones
Name:	Robert E. Jones
Title:	Chief Executive Officer

TRANSAMMONIA, INC.
By:	/s/ Illegible
Name:
Title:

Exhibit A

SPECIFICATION SHEET

Diammonium Phosphate (DAP)

Chemical Composition

Nitrogen	Min. 18%
Moisture	Max 1.5%	(Underground sample method)

Total Phosphate	Min. 46%

Other**

Screen Analysis

Min. 90.0% -5 + 16 Tyler Mesh

-5 + 16 U.S. Mesh

1.00 – 4.00 MM

*	Using 50° vacuum method approved by the Association of Florida Phosphate Chemists.
**	If a specific market or customer of TA requires the specifications to include the amount of “Available Phosphate” and “Water Soluble Phosphate” for the Product, TA may request Seller to, and Seller shall, provide such specifications to TA in writing within 3 days of such request. Exhibit A will be deemed amended under this Contract to include these additional specifications for purposes of TA’s purchase of Product from Seller for such specific market or customer.

Exhibit B

NOMINATION PROCEDURE

(a)	Not later than fifteen (15) days prior to the beginning of each month, TA will notify Seller of the quantities for loading during that month and propose a ten (10) day period for the requested loading dates of each cargo (the “Monthly Delivery Schedule”). TA agrees to narrow this proposed ten (10) day loading window to a five (5) day period not later than fourteen (14) days prior to a Vessel’s ETA (Estimated Time of Arrival) at load port.

(b)	Within two (2) Business Days, Seller shall notify TA confirming the Monthly Delivery Schedule. Confirmation will not be unreasonably withheld. Failure of Seller to timely notify TA either confirming the Monthly Delivery Schedule or proposing an Alternative Monthly Delivery Schedule as provided in clause c below will be deemed to be a confirmation.

(c)	If Seller cannot comply with the Monthly Delivery Schedule, it will instead within such two (2) Business Days notify TA of an Alternate Monthly Delivery Schedule containing a ten (10) day period for loading dates of each cargo requested by TA, with technical explanations why the Monthly Delivery Schedule has to be altered. TA agrees to narrow this proposed ten (10) day loading window to a five (5) day period not later than fourteen (14) days prior to a Vessel’s ETA at load port.

(d)	Within three (3) Business Day after receipt of the Alternate Monthly Delivery Schedule, TA shall notify Seller confirming the Alternative Monthly Delivery Schedule, or if TA is unable to do so, Seller and TA will agree in writing on a Final Monthly Delivery Schedule for the coming month.

(e)	Not later than ten (10) days prior to first day of the loading period for each cargo, TA will nominate, by e-mail or fax to Seller, the performing vessel, including her main particulars, confirmation of the quantity to be loaded plus or minus five percent in TA’s option, the demurrage rate of the performing vessel, and any other information that Seller reasonably requests.

(f)	Unless Seller rejects the nomination within one (1) Business Day with valid substantiating reasons, the nomination shall be deemed to be accepted.

(g)	TA shall have the right to nominate a substitute vessel.

(h)	TA and/or the Master of the Vessel shall give Seller seven (7) days, five (5) days and 72/48/24 hours notice of ETA at the load port. Estimated arrival dates shall be approximate only, and TA shall not be liable for any unexpected maritime delay, regardless of the cause of such delay (including but not limited to delays in ports and/or canals, and delays during sea passage due to bad weather or other maritime constraints). TA shall notify SELLER of any unexpected maritime delay upon becoming aware of such.

(i)	If the vessel tenders Notice of Readiness before the first day of the loading dates, the laytime shall start at 0001 hours (Mississippi time) of the first day of the loading dates, unless the vessel is berthed earlier, in which case laytime shall start upon the commencement of loading, provided that the vessel has passed a hold inspection by an inspector nominated by TA and an initial survey has been completed.

(j)	In case a performing vessel is delayed at the loading port, and the same vessel had been programmed for later shipments, the subsequent loading dates may be revised and a new loading schedule for the month will be agreed in writing by Seller and TA.

(k)	Provided that TA or the shipping agents or the Master of the performing vessel provides Seller with at least sixty (60) hours notice in advance of the expected arrival date of a nominated vessel, Seller will procure that the Terminal will give TA priority over any other Terminal user in the use of the solid cargo berth at the Terminal.

(1)	Seller shall notify TA, at least every other day, of updated information regarding Seller’s production rate, terminal schedule and the status of the storage at the load port, including but not limited to the total quantity in inventory and the incremental quantity of the product flowing into the storage buildings each day, provided that Seller shall not be liable for failure to provide such information if such failure did not adversely affect TA.

(m)	All other provisions regarding nominations, laytime and demurrage are in accordance with the governing charter party.

Exhibit C

DIRECT COSTS

[***]1

[1]	Two pages have been omitted pursuant to the confidential treatment request.

Exhibit D

Sampling and Testing Procedures

Sampling and testing shall be done in accordance with the international standards used by the Surveyor and agreed by SELLER for testing of DAP.